Exhibit 99.1

News
Release

FOR:	Immediate Release	CONTACT:	Larry Lentych
	January 25, 2007		574 235 2000

Andrea Short
574 235 2000

1st Source Corporation Announces Year End Results,
Dividend Declared

South Bend, IN--1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today reported record net income of $39.30 million for the year 2006, an increase of 16.43 percent over the $33.75 million reported for the year 2005. Diluted net income per common share for 2006 amounted to $1.72, up 17.81 percent compared to $1.46 diluted net income per common share for 2005.

Net income was $8.12 million for the fourth quarter of 2006, down 10.73 percent compared to the $9.10 million of net income reported for the fourth quarter of 2005. Diluted net income per common share for the fourth quarter of 2006 amounted to $0.36, compared to $0.39 per common share reported in the fourth quarter of 2005. (All common share and per common share information has been adjusted for a 10% stock dividend declared on July 27, 2006.)

The Board of Directors approved a fourth quarter cash dividend of $0.14 per share. The cash dividend is payable on February 15, 2007 to shareholders of record on February 5, 2007, and is an increase of 10.24 percent over the cash dividend announced one year ago.

Christopher J. Murphy III, Chairman of 1st Source Corporation, commented, “We are pleased to have ended the year with record net income of $39.30 million for 1st Source Corporation and with record assets of over $3.81 billion. During the fourth quarter, we opened in a new market, Kalamazoo; added a banking center in our traditional market - Heritage Square Martin’s; and debuted a new regional headquarters, 1st Source Center, in downtown Fort Wayne.”

“Between the fourth quarter of 2005 and the fourth quarter of 2006, we have noted significant margin pressure. Our income was down slightly in the quarter compared to fourth quarter 2005 due to lower mortgage banking income and increased expenses in the investment of a major core systems replacement project that allows us to grow for many years to come. While we have begun to see results from our banking center expansion, the costs are larger than the returns from these investments to date.”

Mr. Murphy concluded, "We've seen strong loan growth in our commercial, small business and specialty finance areas; our assets under management for our trust and personal asset management area continue to expand and we continue to hold the number one deposit market share in our traditional 15 county market. We are continuing to grow and working on increasing our margins while holding costs down. We are committed to being the number one bank in our region.”

1st Source’s reserve for loan and lease losses as of December 31, 2006, was 2.18 percent of total loans and leases, compared to 2.38 percent as of December 31, 2005. Net charge-offs were $0.10 million for the fourth quarter 2006, compared to net recoveries of $0.87 million a year ago. Net recoveries for the year were $2.84 million compared to net recoveries of $0.88 million in 2005. The ratio of nonperforming assets to net loans and leases was 0.64 percent on December 31, 2006, compared to 0.87 percent on December 31, 2005.

Noninterest income for the fourth quarter of 2006 was $17.69 million, a marginal increase, as compared to the fourth quarter of 2005. During the fourth quarter of 2006 increases in equipment rental income and trust fees were mostly offset by a decline in mortgage banking income. Overall, for the year of 2006 as compared to the year 2005, noninterest income increased to $76.59 million, up 11.75 percent from 2005. For the year 2006 increases in the operating lease portfolio resulted in increased equipment rental income; market valuation adjustments resulted in gains on venture partnership investments; growth in assets under management and an increase in IRA custodian revenue resulted in increased trust fee income; and increased service charges on deposit accounts resulted in increased overdraft and NSF fees.

Noninterest expense for the fourth quarter of 2006 was $32.60 million an increase of 5.64 percent as compared to the fourth quarter of 2005. The increase in the fourth quarter of 2006 as compared to the fourth quarter of 2005 was primarily due to higher depreciation on leased equipment expense, furniture and equipment expense, and professional fees. For the year, noninterest expense was $126.21 million, up 2.25 percent from one year ago. The predominate factors behind the increase in noninterest expense for the year 2006 as compared to the year 2005 were lower gains and valuation adjustments on repossessed assets, higher depreciation expense on leased equipment, and an increase in professional fees and software costs which were mainly related to the core system conversion project. These increases were offset somewhat by a decrease in salaries and employee benefits which was largely due to a one-time reduction in the accrual for stock-based compensation expense taken in the first quarter of 2006 related to the adoption of a new accounting standard.

As of December 31, 2006, the 1st Source common equity-to-assets ratio was 9.69 percent, compared to 9.84 percent a year ago. Shareholders’ equity was $368.90 million, up from $345.58 million a year ago. Total assets at the end of the fourth quarter of 2006 were $3.81 billion, up 8.43 percent compared to the same period last year. Total loans and leases were up 9.71 percent and total deposits were up 11.02 percent from the comparable figures at the end of the fourth quarter of 2005.

1st Source Corporation is the largest locally controlled financial institution headquartered in the Northern Indiana-Southwestern Michigan area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source Bank has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment.

The Corporation includes 67 banking centers in 16 counties, one Trustcorp Mortgage office located in each state of Indiana and Ohio, and 24 locations nationwide for the 1st Source Bank Specialty Finance Group. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities in which it serves.

1st Source may be accessed on its home page at “www.1stsource.com.” Its common stock is traded on the NASDAQ Global Select market under "SRCE" and appears in the national market system tables in many daily newspapers under the code name "1st Src." Marketmakers in 1st Source common shares are Citigroup Global Markets, Inc.; Crowell, Weedon & Co.; FTN Midwest Securities Corp.; Goldman, Sachs & Company; Keefe, Bruyette & Woods, Inc.; Lehman Brothers, Inc.; Morgan Stanley & Company, Inc.; Sandler O’Neill & Partners; and Stifel, Nicolaus & Company, Inc.

1st Source’s floating rate cumulative trust preferred security is traded on the Nasdaq Stock Market under the symbol “SRCEO”. The rate for the first quarter 2007 is 7.25 percent. Marketmakers in those securities are Howe, Barnes Investments, Inc. and Stifel, Nicolaus & Company.

Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. 1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
# # #
(Charts attached)

1st SOURCE CORPORATION				Page 5
4th QUARTER 2006 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except for per share data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
END OF PERIOD BALANCES
Assets			$3,807,315	$3,511,277
Loans and leases			2,702,537	2,463,431
Deposits			3,048,284	2,745,587
Reserve for loan and lease losses			58,802	58,697
Intangible assets			19,418	21,381
Common shareholders' equity			368,904	345,576

AVERAGE BALANCES
Assets	$3,742,787	$3,389,502	$3,552,301	$3,373,137
Earning assets	3,506,946	3,161,149	3,315,104	3,152,235
Investments	680,983	637,582	644,099	702,606
Loans and leases	2,648,292	2,407,290	2,566,217	2,348,690
Deposits	2,966,604	2,639,051	2,770,548	2,610,398
Interest bearing liabilities	2,982,497	2,596,432	2,780,142	2,590,486
Common shareholders' equity	368,940	342,186	357,759	333,623

INCOME STATEMENT DATA
Net interest income	$26,738	$25,323	$106,433	$98,428
Net interest income - FTE	27,383	25,985	108,977	101,095
Recovery of provision for loan and lease losses	(98)	(719)	(2,736)	(5,855)
Noninterest income	17,690	17,574	76,585	68,533
Noninterest expense	32,595	30,856	126,211	123,439
Net income	8,123	9,099	39,297	33,751

PER SHARE DATA*
Basic net income per common share	$0.36	$0.40	$1.74	$1.48
Diluted net income per common share	0.36	0.39	1.72	1.46
Cash dividends paid per common share	0.140	0.118	0.534	0.445
Book value per common share	16.40	15.20	16.40	15.20
Market value - High	33.460	23.720	33.460	23.720
Market value - Low	29.080	19.018	22.636	17.645
Basic weighted average common shares outstanding	22,498,061	22,736,501	22,536,844	22,754,501
Diluted weighted average common shares outstanding	22,826,381	23,043,931	22,830,093	23,052,812

KEY RATIOS
Return on average assets	0.86%	1.07%	1.11%	1.00%
Return on average common shareholders' equity	8.74	10.55	10.98	10.12
Average common shareholders' equity to average assets	9.86	10.10	10.07	9.89
End of period tangible common equity to tangible assets	9.23	9.29	9.23	9.29
Net interest margin	3.10	3.26	3.29	3.21
Efficiency: expense to revenue	69.60	68.55	65.99	70.69
Net charge-offs (recoveries) to average loans and leases	0.02	(0.14)	(0.11)	(0.04)
Loan and lease loss reserve to loans and leases	2.18	2.38	2.18	2.38
Nonperforming assets to loans and leases	0.64	0.87	0.64	0.87

ASSET QUALITY
Loans and leases past due 90 days or more			$116	$245
Nonaccrual and restructured loans and leases			15,575	16,552
Other real estate			800	960
Repossessions			975	4,284
Equipment owned under operating leases			201	0
Total nonperforming assets			17,667	22,041

*Per share figures have been adjusted for 10% stock dividend declared July 27, 2006.

1st SOURCE CORPORATION		Page 6
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	December 31, 2006	December 31, 2005
ASSETS
Cash and due from banks	$118,131	$124,817
Federal funds sold and interest bearing deposits with other banks	64,979	68,578
Investment securities available-for-sale
(amortized cost of $709,091 and $637,878 at
December 31, 2006 and 2005, respectively)	708,672	632,625

Mortgages held for sale	50,159	67,224

Loans and leases, net of unearned discount:
Commercial and agricultural loans	478,310	453,197
Auto, light truck and environmental equipment	317,604	310,786
Medium and heavy duty truck	341,744	302,137
Aircraft financing	498,914	459,645
Construction equipment financing	305,976	224,230
Loans secured by real estate	632,283	601,077
Consumer loans	127,706	112,359
Total loans and leases	2,702,537	2,463,431
Reserve for loan and lease losses	(58,802)	(58,697)

Net loans and leases	2,643,735	2,404,734

Equipment owned under operating leases, net	76,310	58,250
Net premises and equipment	37,326	37,710
Accrued income and other assets	108,003	117,339

Total assets	$3,807,315	$3,511,277

LIABILITIES
Deposits:
Noninterest bearing	$339,866	$393,494
Interest bearing	2,708,418	2,352,093
Total deposits	3,048,284	2,745,587

Federal funds purchased and securities sold
under agreements to purchase	195,262	230,756
Other short-term borrowings	27,456	46,713
Long-term debt and mandatorily redeemable securities	43,761	23,237
Subordinated notes	59,022	59,022
Accrued expenses and other liabilities	64,626	60,386
Total liabilities	3,438,411	3,165,701

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	-
Common stock; no par value	8,336	7,578
Capital surplus	280,827	214,001
Retained earnings	99,572	139,601
Cost of common stock in treasury	(19,571)	(12,364)
Accumulated other comprehensive loss	(260)	(3,240)
Total shareholders' equity	368,904	345,576

Total liabilities and shareholders' equity	$3,807,315	$3,511,277

1st SOURCE CORPORATION				Page 7
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
Interest income:
Loans and leases	$48,586	$39,931	$181,363	$147,814
Investment securities, taxable	5,796	3,543	19,816	14,777
Investment securities, tax-exempt	1,345	1,333	5,183	5,275
Other	1,711	429	2,632	666

Total interest income	57,438	45,236	208,994	168,532

Interest expense:
Deposits	26,352	16,243	85,067	56,341
Short-term borrowings	2,653	2,334	11,011	8,628
Subordinated notes	1,092	1,029	4,320	4,008
Long-term debt and mandatorily redeemable securities	603	307	2,163	1,127

Total interest expense	30,700	19,913	102,561	70,104

Net interest income	26,738	25,323	106,433	98,428
Recovery of provision for loan and lease losses	(98)	(719)	(2,736)	(5,855)

Net interest income after recovery of provision
for loan and lease losses	26,836	26,042	109,169	104,283

Noninterest income:
Trust fees	3,486	3,207	13,806	12,877
Service charges on deposit accounts	4,717	4,905	19,040	17,775
Mortgage banking income	1,804	2,734	11,637	10,868
Insurance commissions	948	1,037	4,574	4,133
Equipment rental income	5,062	4,017	18,972	16,067
Other income	1,681	1,674	6,554	6,463
Investment securities and other investment (losses) gains	(8)	0	2,002	350

Total noninterest income	17,690	17,574	76,585	68,533

Noninterest expense:
Salaries and employee benefits	16,785	16,470	66,605	69,767
Net occupancy expense	1,911	2,067	7,492	7,749
Furniture and equipment expense	3,287	2,974	12,316	11,418
Depreciation - leased equipment	3,998	3,171	14,958	12,895
Supplies and communication	1,468	1,381	5,496	5,462
Other expense	5,146	4,793	19,344	16,148

Total noninterest expense	32,595	30,856	126,211	123,439

Income before income taxes	11,931	12,760	59,543	49,377
Income tax expense	3,808	3,661	20,246	15,626

Net income	$8,123	$9,099	$39,297	$33,751

The NASDAQ Global Select National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com